EXHIBIT 10.17

               SECOND LOAN MODIFICATION AGREEMENT

EFFECTIVE DATE: February 5, 1998

PARTIES: BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, successor by merger to Bank of America Nevada (hereinafter collectively referred to herein as the "Bank"); and

          LEC TECHNOLOGIES, INC., a Delaware corporation, formerly known as Leasing Edge Corporation, formerly known as TJ Systems Corporation (hereinafter referred to as "LEC") and TJ COMPUTER SERVICES, INC., a New York corporation (hereinafter referred to as "TJCS"). LEC and TJCS are sometimes referred to hereinafter individually as the "Borrower" and collectively as the "Borrowers".

A. Borrowers' business consists of acquiring new computer and telecommunications equipment ("Leased Equipment"') for lease to unaffiliated third parties ("Lessees"), creating equipment leases ("Equipment Leases") between Borrowers, as lessor, and such Lessees for the Leased Equipment. From time to time, Borrowers will assign such Equipment Leases ("Lease Assignments") to other unaffiliated third party investors ("Assignees") for negotiated monetary considerations ("Assignment Fees"). Pursuant to said Lease Assignments, Borrowers retain title to the Leased Equipment and grants to said Assignee a security interest in said Leased Equipment.

B. Bank and Borrowers were parties to that certain Business Loan Agreement dated as of July 11, 1995, and subsequently modified on December 6, 1995, December 11, 1995, March 10, 1996, July 1, 1996, and August 15, 1996
(collectively the "Original Loan Agreement"), which established a revolving line of credit in the original maximum principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the "RLC"). The Original Loan Agreement was subsequently amended and restated by that certain Amended and Restated Business Loan Agreement dated February 28, 1997, as amended by that certain Loan Modification Agreement dated July 24, 1997 (collectively the "Restated Agreement"). Pursuant to the items of the Restated Agreement, the RLC was converted to a term loan (the "Loan"). Capitalized terms used herein without definition shall have the same meanings given in the Restated Agreement.

C. In connection with the Loan, LEC and TJCS each executed a Security Agreement dated July 11, 1995, in favor of Bank, granting to Bank collateral defined therein (the "Security Agreement").

D. In connection with the Loan, LEC executed Uniform Commercial Code Financing Statements on Form UCC- I dated July II, 1995, (a) filed in the office of the Secretary of State of the State of Nevada on July 28, 1995, as Filing No. 9510581, (b) filed in the office of the Secretary of State of the State of New York on July 31, 1995, as Filing No. 154451, and (c) recorded in the Official Records of Clark County, Nevada on August 9, 1995, in Book No. 950809, Instrument No. 01433; and (ii) TJCS executed Uniform Commercial Code Financing Statements on Form UCC-1 dated July 11, 1995, (a) filed in the office of the Secretary of State of the State of Nevada on July 28, 1995, as Filing No. 9510582, (b) filed in the office of the Secretary of State of the State of New York on July 31, 1995, as Filing No. 154452, and (c) recorded in the Official Records of Clark County, Nevada on August 9, 1995, in Book No. 950809, Instrument No. 01432 (collectively, the "UCCs").

E. In connection with the Loan, Bank and IBM CREDIT CORPORATION ("IBM Credit"') entered into that certain Intercreditor and Subordination Agreement made as of July 20, 1995, whereby IBM Credit agreed to subordinate certain of its security interests to the security interests of Bank under the Loan.

F. All of the documents, certificates or agreements executed in connection with the Loan, including, without limitation, those listed above and those which evidence, guaranty, secure or modify the Loan, as any or all of them may have been amended or modified to date, shall hereinafter be collectively referred to as the "Existing Loan Documents". This Second Modification Agreement (the "Modification"), all other documents executed in connection with this Modification, and the Existing Loan Documents, as modified hereby, are herein collectively referred to as the "Loan Documents".

G. As of February 5, 1998, Borrowers were indebted to Bank under the Existing Loan Documents in the principal amount of One Million Three Hundred Sixty-Six Thousand Three Hundred Sixty-Five and No/100 Dollars ($1,366,365.00), plus accrued and unpaid interest of Thirty-One Thousand Nine Hundred Thirty-Seven and 53/100 Dollars ($31,937.53) (collectively, the "Present Debt"), which Present Debt is due and payable to Bank without offset, counterclaim or any defense of any kind or nature. This principal balance is calculated without regard to any principal payments which are required under this Agreement.

H. Borrowers have requested that Bank modify the Loan as set forth below. Bank, although under no obligation to do so, is willing to so modify the Loan, subject to the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1. Reaffirmation/No Impairment. Borrowers reaffirm all of their obligations under the Loan Documents and the Loan. Except as specifically hereby amended, the Loan Documents shall each remain in full force and effect. Borrowers' payment and performance obligations pursuant to the Loan Documents, including all extensions, amendments, renewals or replacements thereof, shall continue to be secured by the security interests and liens arising under the Loan Documents.

2. Modifications. The Existing Loan Documents are hereby modified and amended as described below. In the event of a conflict between terms of the Existing Loan Documents and the terms of this Modification, this Modification shall control:

2.1. Maturity Date. The maturity date of the Loan is hereby extended to June 15, 1999. All sums owing under the Loan shall be due an payable no later than this extended maturity date.

2.2 Interest Rate. The unpaid principal balance of the Loan outstanding from time to time shall bear interest at the rates described below:

(a) Effective January 1, 1998 through June 15, 1998, interest shall accrue on the unpaid principal balance of the Loan at an annual interest rate equal to the Reference Rate in effect from time to time plus four hundred (400) basis points;

(b) Effective June 16, 1998 through December 15, 1998, interest shall accrue on the unpaid principal balance of the Loan at an annual interest rate equal to the Reference Rate in effect from time to time plus five hundred (500) basis points; and,

(c) Effective December 16, 1998 through June 15, 1999, interest shall accrue on the unpaid principal balance of the Loan at an annual interest rate equal to the Reference Rate in effect from time to time plus six hundred (600) basis points.

2.3 Payment. Beginning January 15, 1998, installments of principal, each in the amount specified below for the due date specified below, shall be due and payable on the 15th day of each month, plus interest accrued through the last day of the immediately preceding month at the applicable Interest Rate in effect pursuant to Section 2.2 of this Modification. The principal payment schedules listed below do not include the principal reductions required under Section 8.24 of the Restated Agreement.


Date Due                                     Principal Payment
---------------------------------------      --------------------
January 15, 1998 through June 15, 1998       $ 45,546.00
July 15, 1998 through December 15, 1998      $ 72,873.00
January 15, 1999 through May 15, 1999        $109,309.00
June 15, 1999                                all remaining unpaid
                                             principal, accrued and
                                             unpaid interest, and
                                             any unpaid fees and
                                             expenses


Any principal payments made to Bank pursuant to Section 8.24 of the Restated Agreement will be in addition to the monthly principal payments described above, and will not be credited towards any such monthly payments.


2.4 Tangible Net Worth. Section 8.3 of the Restated Agreement is amended as follows: Borrowers agree, until Bank is repaid in full to maintain on a consolidated basis quarterly Tangible Net Worth equal to at least the amounts specified below for the periods specified below:


Period                                       Amount
----------------------------------------     -------------
December 31, 1997 through March 31, 1998     $3,750,000.00
June 30, 1998                                $3,500,000.00
September 30, 1998 through December 31,
  1998                                       $3,250,000.00
March 31, 1999                               $3,000,000.00


"Tangible Net Worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organizational expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expense and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any like reserves against assets.

2.5 Other Debts. Section 8.5 of the Restated Agreement is amended as follows: Not to have outstanding or incur any direct or contingent debts (other than those to Bank) or become liable for the debts of others without Bank's written consent. "Debts" are defined as borrowing transactions between Borrowers and third parties or capital investment transactions financed by third parties. This does not prohibit:

(a)  Acquiring goods, supplies or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and lease obligations for business purposes in existence as of the date hereof ("Existing Debt"), and additional debts and lease obligations for business purposes ("Additional Debts"); provided the total of all Existing Debt plus Additional Debt does not exceed a total principal amount of Two Million and No/100 Dollars ($2,000,000.00) outstanding at any one time.

2.6 Additional Negative Covenants. Section 8.19(c) of the Agreement is amended in its entirety to read as follows:

(c) transfer any of Borrowers' assets to, provide monetary assistance to, invest in, finance or enter into any consolidation, merger, pool, joint venture, syndicate or other combination. This does not prohibit:

     1. The payment by Borrowers of expenses incurred by Borrower on behalf of any of Borrowers affiliated entities (for example, the payment by Borrowers of invoices for consolidated property and liability insurance, etc.) provided that such expenses are allocated back to the affiliated entity through appropriate intercompany charges.

     2. The reimbursement of expenses incurred by any of Borrowers affiliated entities on behalf of Borrowers provided that such expenses are allocated back to Borrowers through appropriate intercompany charges.

3. Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at Borrowers' sole cost and expense in a manner acceptable to Bank in the exercise of Bank's sole judgment and discretion:

3.1 Receipt of Documents. Bank shall have received fully executed, and where appropriate, acknowledged originals of the this Agreement and any other documents Bank may reasonably require or request in accordance with this Modification or the other Loan Documents, all in such form as Bank may require in the exercise of Bank's sole judgement and discretion.

3.2 Extension Fee. Bank shall have received a fully earned and nonrefundable extension fee in the amount of Twenty Thousand Four Hundred Ninety-Five and 48/100 Dollars ($20,495.48).

3.3 Reimbursement of Bank's Costs and Expenses. Bank shall have received reimbursement, in immediately available funds, of all costs and expenses incurred by Bank in connection with this Modification, including legal fees, costs and expenses of Bank's counsel. Such costs and expenses may include the allocated costs for services for Bank's in-house staffs, such as legal and appraisal.

4. Representations, Warranties and Acknowledgements. Borrowers represent, warrant and acknowledge to Bank as follows:

4.1 Recitals. The recitals set forth above are true, complete, accurate and correct, and such recitals are incorporated herein by this reference.

4.2 No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

4.3 Loan Documents. All representations and warranties made and given by Borrowers in the Loan Documents are true, complete, accurate and correct, as if given as of the date of this agreement.

4.4 Property. Borrowers lawfully possess and hold a 100% ownership interest in all of the Collateral granted by Borrowers for the Loan, free and clear of any defects, reservations of title or conditional sales contracts, and also free and clear of any security interest or liens other than those approved by Bank or those in favor of Bank.

4.5 Enforceable Loan Documents. The Loan Documents, including this Agreement, to which Borrowers are a party are legal, valid and binding agreements of Borrowers, enforceable in accordance with their respective terms, and any instrument or agreement required hereunder or thereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

4.6 Financial Information. All financial and other information that has been or will be supplied to Bank is: (a) sufficiently complete to give Bank
accurate knowledge of Borrowers' financial   condition; (b) in form and
content required by Bank and in accordance with Generally Accepted Accounting Practices ("GAAP"); and (c) in compliance with all applicable government regulations. No material adverse change has occurred in the business assets, or financial condition of Borrowers since Borrowers last supplied financial statements or information to Bank.

4.7 No Claims or Defenses.  The Present Debt is due and payable to
Bank, and Borrowers have no claim, offset, counterclaim or defense with respect to: (a) the payment of the Present Debt; (b) the payment of any other sums due under the Loan Documents; (c) the performance of Borrowers' obligations under the Loan Documents; or (d) any liability under any of the Loan Documents.

4.8 No Breach by Bank. Bank (including all of its predecessors) has not breached any duty to Borrowers in connection with the Loan, and Bank (including all of its predecessors) has fully performed all obligations it may have had or now has to Borrowers.

4.9 Interest and Other Charges. All interest or other fees or charges which have been imposed, accrued or collected by Bank (including all of its predecessors) under the Loan Documents or in connection with the Loan through the date of this Modification, and the method of computing the same, were and are proper and agreed to by Borrowers and were properly computed and collected.

4.10 Claims, Disputes, Impairments. To the best of Borrowers' knowledge, Borrowers have no pending litigation, tax claims, proceedings or disputes that may adversely affect Borrowers' financial condition or impair Borrowers' ability to perform under the Loan Documents.

4.11 Borrowing Entity. Borrowers are a corporation, which is duly organized, validly existing and in good standing under the laws of the State of Delaware (with respect to LEC Technologies, Inc.) and the State of New York (with respect to TJ Computer Services, Inc.). There have been no changes in the organization, composition, ownership, structure or formation of documents of Borrowers since the inception of the Loans. In each state in which Borrowers do business, it is properly licensed and in good standing. This Modification, and any instrument of agreement required hereunder are within Borrowers' powers, have been duly authorized, and do not conflict with any of Borrowers' organizational papers.

5. No Waiver. By entering into this, Bank does not waive any previous or existing default unknown to the Bank, or any default hereafter occurring, or become obligated to waive any condition or obligation in any agreement between or among any of the parties hereto.

6. No Future Obligations. Bank has no obligation to make any additional loan or extension of credit to or for the benefit of Borrowers, and Bank has no obligation to further extend the maturity date of any credit extended to Borrowers.

7. No Third Party Beneficiaries. This agreement is not intended for, and shall not be construed to be for, the benefit of any person not a signatory thereto.

8. Release of Bank. In consideration of the agreements and of Bank set forth in this Modification, Borrowers, and all of their respective heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the "Releasors"), hereby fully release, remise, and forever discharge Bank, the parent of Bank and all other affiliates and predecessors of Bank, and all past and present officers, directors, agents, employees, servants, partners, shareholders, attorneys and managers of Bank, the parent of Bank, and all other affiliates, and predecessors of Bank and all of their respective heirs, personal representatives, predecessors, successors and assigns, for, from, and against any and all claims, liens, demands, causes of action, controversies, offsets, obligations, losses, damages and liabilities of every kind and character whatsoever, including, without limitation, any action, omission, misrepresentation or other basis of liability founded either in tort or contract and the duties arising thereunder, that the Releasors, or any one of more of them, has had in the past, or now has, whether known or unknown, whether asserted or unasserted, by reason of any matter, cause or thing set forth in, relating to or arising out of, or in any way connected with or resulting from, the Loan or the Loan Documents.



9. Incorporation. This agreement shall form a part of each of the Loan Documents, and all references to one of the Loan documents shall mean that document as hereby modified. This Modification shall not prejudice any rights or remedies of Bank under the Loan Documents.

10. Purpose and Effect of Bank's Approval. Bank's approval of any matter in connection with the Loan shall be for the sole purpose of protecting Bank's security and rights. No such approval shall result in a waiver of any default of Borrowers or Guarantor. In no event shall Bank's approval be a representation of any kind with regard to the matter being approved.

11. Integration. The Loan Documents, including this Modification, constitute the entire agreement and final expression between the parties with respect to the terms and conditions set forth in the Loan Documents, including this Modification. No supplement, modification or amendment of this Modification or the other Loan Documents shall be effective unless in writing and signed by Bank and Borrowers.

12. Counterparts/Construction/Time of Essence. This Modification may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute one and the same agreement. Section headings and paragraph titles used in this Modification are for reference only and shall not affect or limit the interpretation of meaning of any provisions of this Modification. As used in this Modification, the work "include(s)" means "include(s), without limitations', and the word "including" means "including, but not limited to". Time is of the essence of this Modification and the other Loan Documents.

13. Governing Law/Rights in Event of Litigation/Invalidity. This Modification shall be governed by and construed according to the laws of the State of Arizona. Borrowers hereby submits to jurisdiction and venue in Clark County, Nevada, and agrees that any and all litigation or arbitration proceeding shall be maintained in Clark County, Nevada. In the event of judicial proceedings, Borrowers agrees that all issues in such judicial proceeding litigation (including defenses, cross-claims and counter-claims) shall be resolved by a judge and not a jury and, therefore, Borrowers waives their rights to a jury trial which it otherwise would have had. If any court of competent jurisdiction determines any provision of this Modification or any provision in any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect.

14. Attorneys' Fees. In any lawsuit or arbitration proceeding between Bank and Borrowers, which relates to, arises out of, or involves in any way this Modification or any of the other Loan Documents, if Bank prevails, in whole or in part, in said action, Bank shall be entitled to recover all of its attorneys' fees (including any allocated fees of in-house counsel) and costs (including but not limited to "taxable costs" as defined by statute) associated with such suit or arbitration.

15. Successors and Assigns. This Modification shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, Borrowers may not transfer their rights under the Loan Documents without the prior written consent of Bank. Bank may transfer its rights under the Loan Documents to any successor in interest.

16. No Waiver/Cumulative Remedies/Survival. No failure to exercise or no delay in exercising any right power or remedy hereunder or under any of the Loan Documents shall impair any right, power or remedy that Bank may have, nor shall such delay be construed to be a waiver of any of such rights, powers or remedies. Bank shall not be deemed to have waived any right power or remedy except in writing signed by an authorized officer of Bank expressly stating that it is a waiver of same right, power or remedy. The rights, powers and remedies of Bank under the Loan Documents are cumulative and not exclusive of any rights, powers or remedies that Bank would otherwise have, and may be pursued at any time and from time to time and in such order as Bank shall determine in its sole discretion. The representations, warranties, acknowledgments and agreements set forth herein shall survive the date of this Modification.

17. Mutual Agreement. The parties hereto agree that the terms and provisions of this Modification embody their mutual intent and that such terms and provisions are not to be construed (the "Code') on or after the date of this Modification, it is the intention of Borrowers and Bank that the terms and conditions of this Modification with respect to Borrowers shall be incorporated into a plan of reorganization under Section 1129 of Code (a"Plan"). Borrowers agrees that under any potential Plan which may be filed in the future (i) this Modification shall represent a necessary element of such Plan, (ii) Borrowers will not seek to after or amend any of terms and conditions of this Modification, (iii) such terms and conditions are necessary for Bank's adequate protection, and (iv) such terms and conditions will remain binding upon Borrowers in any such Plan. If Borrowers falls to obtain confirmation of a plan of reorganization incorporating the terms of this Modification within one hundred twenty
(120) days after a petition is filed, Bank is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of any of the Loan Documents against the collateral including specifically, but not limited to, the stay imposed by Section 362 of the Code. Borrowers hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by Bank to lift such stay. Borrowers acknowledges that Bank's interest in the collateral can be adequately protected only if a plan of reorganization incorporating the terms of this Modification is confirmed, within one hundred twenty (120) days after the petition is filed. Bank reserves its right to seek all remedies available to credits under the Code, including, but not limited to, the right to move for relief from the automatic stay at any time.

19. Hazardous Waste Indemnification. Borrowers will indemnify, protect, defend and hold harmless Bank for, from and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about Borrowers' property or operations or property leased to Borrowers. This indemnity includes, but is not limited to, attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). This indemnity extends to Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. The term "hazardous substances" (Hazardous Substances") means any substance which is or becomes designated as "hazardous' or "toxic" under any federal state or local law, or any petroleum products, including crude oil and any produce derived directly or indirectly from or any fraction or distillate of, crude oil. This indemnity will survive repayment of the Borrowers' obligations to Bank.

20.  Arbitration.

20.1 Mandatory Arbitration. Unless expressly prohibited by law, any controversy or claim between or among the parties, including those arising out of or relating to this Modification or the Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Modification, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

20.2 Provisional Remedies, Self-Help and Foreclosure.  No provision of this
Section 20 shall limit the right of any party to this Modification to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property or collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

21. Cross Default. Any default under this Modification or an Event of Default under any of the Loan Documents shall be an Event of Default under each and every of the other Loan Documents.


IN WITNESS WHEREOF, the parties hereto have caused this Modification to be on the does set forth below to be effective as of the day and year set forth above.

                                   "BANK"

                                   BANK OF AMERICA NATIONAL TRUST
                                   AND SAVINGS ASSOCIATION

Executed: February 13, 1998        By:  /s/ Gary L. Richerson
          -----------------             -------------------------
                                   Name: Gary L. Richerson
                                   Title: Vice President

                                   "BORROWERS"

                                   LEC TECHNOLOGIES, INC., a
                                   Delaware corporation

Executed: February 12, 1998        By:  /s/ Michael F. Daniels
          -----------------             -------------------------
                                   Name: Michael F. Daniels
                                   Title: President



                                   TJ Computer Services, Inc.,
                                   a New York corporation

Executed: February 12, 1998        By:  /s/ Michael F. Daniels
          -----------------             -------------------------
                                   Name: Michael F. Daniels
                                   Title: President